EXHIBIT 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES
COMPLETION OF SECOND-STEP CONVERSION AND $19.45 MILLION OFFERING

December 22, 2010, Shreveport, Louisiana – Home Federal Bancorp, Inc. of Louisiana (Nasdaq Capital Market: HFBL), holding company for Home Federal Bank, announced that it had completed the conversion of Home Federal Bank from the mutual holding company form of organization to the fully public stock holding company form of organization and the concurrent public stock offering.

As a result of the conversion and offering, the newly formed holding company for Home Federal Bank, Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation, became the holding company for Home Federal Bank, and Home Federal Mutual Holding Company of Louisiana and existing Home Federal Bancorp, Inc. of Louisiana, a federal corporation, ceased to exist.  As part of the conversion, each share of Home Federal Bancorp common stock (other than those owned by Home Federal Mutual Holding Company of Louisiana and treasury stock) has been converted into the right to receive 0.9110 of a share of the newly formed Home Federal Bancorp common stock and will no longer trade on the OTC Bulletin Board.  Shares of the new holding company’s common stock will begin trading on December 22, 2010 on the Nasdaq Capital Market under the trading symbol “HFBLD” for a period of 20 trading days.  Thereafter, the trading symbol will be “HFBL.”

A total of 1,945,220 shares of common stock, which is above the midpoint of the offering range, were sold in the subscription, community and syndicated community offerings at $10.00 per share.  A total of 1,346,942 shares were sold in the subscription and community offerings, including 116,713 shares purchased by the Home Federal Bank Employee Stock Ownership Plan, and 598,278 shares were sold in the syndicated community offering.  Approximately 1,100,693 additional shares will be issued in exchange for shares of the old Home Federal Bancorp.  Cash will be paid in lieu of fractional shares in the exchange, based on the offering price of $10.00 per share.  Total shares outstanding after the stock offering and the exchange are approximately 3,045,913 shares.

Daniel R. Herndon, Chairman and Chief Executive Officer of Home Federal Bancorp, stated, “On behalf of our Board of Directors we want to welcome our new shareholders and to thank our existing shareholders for their continued support.  I also want to take a moment to wish all of our shareholders and customers a happy and joyous holiday season.”  James R. Barlow, President of Home Federal Bank added, “Our management greatly appreciates the vote of confidence demonstrated by our shareholders and looks forward to another good year for Home Federal in 2011.”

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about December 22, 2010.  Shareholders of Home Federal Bancorp holding shares in street name or in book-entry form will receive shares of the new holding company within their accounts.  Shareholders of Home Federal Bancorp holding shares in certificated form will be mailed a letter of transmittal on or about December 23, 2010, and will receive new stock certificates for their shares of the new holding company’s common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the transfer and exchange agent.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor to Home Federal Bancorp and sole book-running manager of the syndicated community offering.  Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to Home Federal Bancorp.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana.  Home Federal Bank operates from its four full-service banking offices and one agency office in Caddo and Bossier Parishes, Louisiana.  Home Federal Bancorp’s website is http://www.hfbla.com/.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Home Federal Bancorp and Home Federal Bank are engaged.

CONTACTS:
Daniel R. Herndon, President and Chief Executive Officer
James R. Barlow, Executive Vice President and Chief Operating Officer
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145